Exhibit 10.1

BOSTON OMAHA CORPORATION

AMENDED AND RESTATED MANAGEMENT INCENTIVE BONUS PLAN

1.      PURPOSE.      The purpose of this Amended and Restated Management Incentive Bonus Plan (the “Plan”) is to promote the success of Boston Omaha Corporation (the “Company”) by providing financial incentives to eligible Employees (individually a “Participant” and collectively the “Participants”) to strive for increasing the per share book value of the Company.

2.      DEFINITIONS. The following definitions shall be applicable throughout the Plan:

a.	“Adjusted Stockholders’ Equity Per Share” shall mean the stockholders equity of the Company as determined on a per share basis at the end of any fiscal year as determined by the Company’s independent auditors in accordance with generally accepted accounting principles as adjusted, excluding from such calculation any increase in stockholders’ equity per share resulting from issuances by the Company of its securities or securities of any subsidiary for cash consideration.

b.	“Annual Period” means the twelve-month period representing the Company’s fiscal year starting January 1 and ending December 31.

c.	“Award” means the amount of cash paid to a Participant under the Plan with respect to Annual Periods.

d.

“Award Determination Date” means the date following the end of each Annual Period that the Committee meets to review individual and Company performance, which shall in any event be no later than 60 days from the end of each Annual Period.

e.	“Committee” shall mean the Compensation Committee of the Company’s Board of Directors.

f.	“Effective Date” means August 1, 2015.

g.

“Employee” means any individual, including an officer, who is a full service employee of the Company or any entity in which the Company owns more than 50% of the outstanding ownership interests entitled to vote for the election of directors or the equivalent managing body of such entity, determined on a worldwide basis.

h.

“Net Growth Target Objectives” shall mean the Adjusted Stockholders’ Equity Per Share of the Company at the end of any fiscal year which equals at least 106% of the Adjusted Stockholders Equity Per Share as of the end of the preceding fiscal year.

i.	“Participant” means any individual who meets the requirements of Section 4 of the Plan.

j.	“Participation Date” means 90 days from the Employee’s date of hire.

k.	“Term of the Plan” means the period during which the Plan is effective. This period shall begin on the Effective Date and end on a date to be determined in accordance with Section 10 of the Plan.

3.      POWERS AND ADMINISTRATION.

a.

Administration by the Committee. Subject to any powers to be exercised by the Company’s Board of Directors, the Committee shall administer the Plan and have such powers and duties as are conferred upon it under this Plan, or any amendments thereto, or by the Board of Directors of the Company. The Committee shall have the authority and complete discretion to (i) prescribe, amend and rescind rules relating to the Plan; (ii) select Participants to receive Awards; (iii) place limits on the annual amounts paid under the Plan; (iv) construe and interpret the Plan; (v) make changes in relation to the Term of the Plan; (vi) correct any defect or omission, or reconcile any inconsistency in the Plan; (vii) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award; and (viii) make all other determinations deemed necessary or advisable for the administration of the Plan.

b.

Committee’s Interpretation Final. The Committee’s interpretation and construction of any provision of the Plan shall be final and binding on all persons claiming an interest in an Award granted or issued under the Plan. Neither the Committee nor any director shall be liable for any action or determination made in good faith with respect to the Plan. The Company, in accordance with its bylaws, shall indemnify and defend such parties to the fullest extent provided by law and such bylaws.

c.

Nontransferability of Awards. An award granted a Participant shall not be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise. In the event of the Participant’s death, an Award is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Subsection 3(c) shall be null and void.

4.      ELIGIBILITY AND PARTICIPATION.

a.

Eligibility. All executive officers of the Company and other Employees deemed eligible by the Committee shall be eligible to participate in the Plan. The Company’s Co-Chief Executive Officers shall be eligible to participate in the Plan. In addition, the Compensation Committee may from time to time specifically designate additional Employees eligible for participation in the Plan.

b.

Participation Date. The Participation Date for an eligible employee will be 90 days from the Employee’s date of hire or the date the Committee deems the Participant eligible to participate in the Plan. Participants hired after the beginning of the Annual Period shall receive a pro-rated Award based on the number of days eligible to participate in the Plan versus the number of days available during the Annual Period. For instance, a person hired on April 15th will have a Participant Date of July 15th and have 260 (365 eligible days less 105 non-eligible days) eligible days to participate in the Plan. Participants must be employed with the Company on the Award Determination Date and the date Award is paid to be eligible for an Award under the Plan.

c.

Participation and Approval. For each Annual Period, either or both of the Co-Chief Executive Officers shall present to the Committee a list of recommended Participants and a recommended target Award for each Participant for the fiscal year, which recommendations may be submitted after the commencement of the current Annual Period. The Committee shall review the Co-Chief Executive Officer’s report, make any adjustments the Committee deems necessary, and approve target Awards for the Annual Period. The Committee or the Co-Chief Executive Officer shall communicate to each Participant his or her participation in the Plan and his or her individual objectives and targets.

5.      CALCULATION OF AWARDS.

a.

Awards Based on Net Growth Target Objectives. Awards for the Annual Period shall be based on successful completion of attaining Net Growth Target Objectives. The total Awards shall equal 20% of the amount by which Adjusted Stockholders’ Equity Per Share for the applicable fiscal year exceeds 106% of Adjusted Stockholders’ Equity Per Share for the preceding fiscal year, subject to any limitation on total amounts payable under the Plan as may be established by the Plan and/or the Committee and in any event subject to a high water mark for the highest level for the Adjusted Stockholders’ Equity Per Share as previously determined by the Committee based upon the Company’s financial statements as filed with the Securities and Exchange Commission. As an illustration only, assuming that the Company has issued and outstanding 20,000,000 shares of Class A Common Stock and Class B Common Stock on a combined basis at the end of the 2019 Annual Period, if the Company’s Adjusted Stockholders’ Equity Per Share at the end of the 2018 Annual Period is $10.00 and the Company’s Adjusted Stockholders’ Equity Per Share at the end of the 2019 Annual Period is $11.00, then the total maximum Awards payable for 2019 (subject to the Committee’s approval) shall equal $1,600,000 ($11.00 less $10.60 = $.40 multiplied by 20% equals $.08 per share multiplied by 20,000,000).

b.

Determination of Award Target. Target amounts for Awards for Participants are determined by competitive market information relevant to the job the individual is performing for the Company, the job function of the individual and the individuals’ expected contributions to the Company. The target amounts may be a specified cash amount or a percentage of base pay.

c.	Maximum Amount Payable. Notwithstanding anything else contained herein, the maximum amount payable under the Plan for all participants shall not exceed the following amounts:

i.

During the period through December 31, 2032, the aggregate amount payable to all Participants under the Plan for the period from 2018 through 2032 shall not exceed Fifteen Million Dollars ($15,000,000.00); and

ii.

Commencing January 1, 2033, the maximum aggregate amount which Participants shall be eligible to earn for 2033 and thereafter under the Plan in any one calendar year shall not exceed Twenty-Five Million Dollars ($25,000,000.00) as adjusted by the CPI Index (as defined below) (the “Annual Maximum Plan Payment”). The “CPI Index” shall mean the “Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items” as published by the Bureau of Labor Statistics of the United States Department of Labor, or any comparable successor or substitute index designated by the Committee appropriately adjusted, to reflect an increase in the cost of living over and above the cost of living as reflected by the CPI Index at January 1, 2018 (the “Base CPI Index”). Commencing on January 1, 2033 and annually thereafter, there shall be an adjustment (each, an “Adjustment”) in the Annual Maximum Plan Payment calculated by multiplying the then current Annual Maximum Plan Payment by a fraction, the numerator of which shall be the CPI Index for the last month of the previous calendar year and the denominator of which (for each such fraction) shall be the Base CPI Index.

6.      PAYMENT. All payments are to be made in cash, less applicable federal, state, local and FICA taxes, as soon as practicable after the Award Determination Date, but in all events within 75 days after the Award Determination Date.

7.      AMENDMENT OF THE PLAN. The Committee may, from time to time, terminate, suspend, or discontinue the Plan, in whole or part, or revise or amend it in any respect whatsoever.

8.      SOURCE OF FUNDS. All awards paid under the Plan are paid from the general assets of the Company and are not liabilities of the Company at any time prior to the time when payment is made. Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants.

9.      RIGHTS AS AN EMPLOYEE. The Plan shall not be construed to give any individual the right to remain in the employ of the Company or to affect the right of the Company to terminate such individual’s status as an Employee. Participation in the Plan will not affect participation in any other compensatory plan maintained by the Company.

10.    EFFECTIVE DATE OF PLAN. The Plan is effective on the Effective Date and shall remain in effect until such time as the Committee decides to terminate the Plan.

4